EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Solitron Devices, Inc. (the “Company,” “Solitron,” “we,” “us,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following description of our capital stock is based on our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Amended and Restated By-Laws (our “By-Laws”), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and By-Laws below. The summary is not complete and is subject to, and is qualified in its entirety by, our Certificate of Incorporation and our By-Laws, each of which is filed or incorporated by reference as an exhibit to our Annual Report on Form 10-K, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). You should read our Certificate of Incorporation, By-Laws, and the applicable provisions of the DGCL for additional information.

Authorized Shares

Under our Certificate of Incorporation, our authorized capital stock consists of 10,500,000 shares, of which the total number of shares of common stock shall be 10,000,000 shares with a par value of $.01 per share, and the total number of shares of Preferred Stock shall be 500,000 shares with a par value of $.01 per share.

Voting Rights

Each holder of shares of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights.

Dividends

Subject to the requirements of law and the provisions of our Certificate of Incorporation, holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors (“Board”).

Liquidation/Dissolution Rights

Upon any liquidation or dissolution of Solitron, holders of our common stock are entitled to share pro rata in all remaining assets available for distribution to stockholders after payment or providing for our liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Holders of our common stock have no preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares or other securities. Our common stock has no sinking fund, redemption provisions, or conversion or exchange rights.

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Trading

Our common stock is not listed on an exchange but trades on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “SODI.”

Certain Anti-Takeover Provisions of Our Certificate of Incorporation and By-Laws and the DGCL

Certain provisions in our Certificate of Incorporation and By-Laws and the DGCL may have the effect of delaying, deferring or discouraging another party from acquiring us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Preferred Stock

Our Certificate of Incorporation authorizes our Board to issue preferred stock in one or more series from time to time. Our Board is authorized to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, any voting powers, dividend rate or rates, conversion rights, redemption prices or liquidation preferences of any series of preferred stock, and to fix the number of shares of any such series (but not below the number of shares thereof then outstanding). Under our Certificate of Incorporation, our authorized preferred stock consists of 500,000 shares of preferred stock, par value $0.01 per share. Issuance of preferred stock in the future could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Special Meetings of Stockholders

Unless otherwise prescribed by law or our Certificate of Incorporation, special meetings of stockholders may be called only by or at the direction of a majority of the Board of Directors or by the Chief Executive Officer or the President. Under our By-Laws, our stockholders are not permitted to act by written consent in lieu of a meeting.

Delaware General Corporation Law

Since we are a Delaware corporation, we are subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.

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